Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537-6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2011 THIRD QUARTER RESULTS

Somerset, N.J. – May 10, 2011 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for the third fiscal quarter ended March 31, 2011. Catalent recognized net revenue of $417.5 million, an increase of $5.3 million, and a loss of ($5.8) million from continuing operations, an increase in net loss of $3.0 million, for the quarter compared to the third quarter of the prior fiscal year. Adjusted EBITDA for the third quarter was $96.8 million, an increase of $9.0 million, or 10%, compared to the third quarter in the prior fiscal year. For the trailing-twelve-month period ended March 31, 2011, Adjusted EBITDA was $333.2 million, an increase of $9.0 million, or approximately 3%, compared to the trailing-twelve-month period ended December 31, 2010. See below for reconciliations of Adjusted EBITDA which is defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “Third quarter profit performance from our core operations was up over 10% as compared to the prior year quarter. We attribute this strong performance to favorable sales mix towards our proprietary technology platforms, most notably in Oral Technologies, and our continuing pursuit of excellence in operations and quality throughout Catalent. These efforts have enabled us to deliver seven quarters of increasing LTM Adjusted EBITDA. The sale of our Printed Components business announced during the quarter will enable our management team to focus more on our proprietary technology platforms to accelerate value creation.”

Matthew Walsh, Catalent’s Chief Financial Officer, stated, “The sale of our Printed Components business, now classified as a discontinued operation for reporting purposes, is accretive to both profit margins and leverage ratios. Cash proceeds from the sale were received early in the fourth quarter. In another reporting related matter, the property and casualty loss experienced during the quarter at one of our commercial packaging facilities from a fire will result in timing differences in expense recognition while we await receipt of insurance proceeds. As a result, we have itemized property and casualty losses related to this matter in a dedicated line on the income statement to facilitate analysis of our results. Finally, we ended the quarter with over $200 million in cash and total liquidity of over $500 million to pursue our strategic growth plans.”

Results of Operations – Third Fiscal Quarter Ended March 31, 2011

Net revenue for the fiscal quarter ended March 31, 2011 was $417.5 million, an increase of $5.3 million compared to $412.2 million for the same period of fiscal year 2010. The weaker U.S. dollar favorably impacted our revenue by 1%, or $2.7 million. Excluding the impact of foreign exchange, net revenue increased by $2.6 million, or less than 1%, during the three months ended March 31, 2011, primarily due to increased demand within Oral Technologies, Development and Clinical Services, and Sterile Technologies. This was partially offset by declines within the Packaging Services segment related to reduced demand attributable to customer volume declines and the non-recurring H1N1 flu related volumes that the Company realized in same period in the prior fiscal year as a result of the H1N1 pandemic. The Oral Technologies increase was a result of stronger demand for prescription softgel and controlled release products from several North American and European operations. The Development & Clinical Services volume increase was primarily related to strong demand for biologics and clinical services within North America and

Europe. Within Sterile Technologies, the increase was related to increased demand for our sterile injectable and blow-fill-seal product offerings across North America and Europe.

Gross margin of $140.7 million increased $12.8 million, or 10%, compared to the same period a year ago. The weaker U.S. dollar favorably impacted gross margin by 1%, or $0.7 million. Excluding the impact of foreign exchange, gross margin increased by $12.1 million, or 9%, primarily due to the increased demand for prescription softgels and favorable product mix within the Oral Technologies segment as well as due to the revenue increase within the Development and Clinical Services and Sterile Technologies segments. Gross Margin improvement was partially offset by the decreased demand and profit within Packaging Services related to the non-recurring H1N1 volume in the prior year quarter.

Selling, general and administrative expense of $79.3 million increased by less than 1%, or $0.3 million, compared to the comparable period of fiscal 2010. The U.S. dollar fluctuation decreased selling, general and administrative expense by approximately 3%, or $2.7 million. Excluding the impact of foreign exchange, selling, general and administrative expenses increased 4%, or $3.0 million, as compared to the same period a year ago, primarily due to the timing of research and development expenses and investments in our sales and marketing function.

EBITDA from continuing operations for the third quarter of $70.4 million decreased $0.8 million from the same quarter in the prior fiscal year. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA increased $9.3 million, or 12%, due primarily to an increase in demand for prescription softgel and controlled release products from several North American and European facilities, as well as favorable product mix within the segment. Development and Clinical Services segment EBITDA increased $0.9 million, or 13%, compared to the same period of the prior fiscal year, due primarily to increased demand for clinical services and biologics within Europe and North America. Sterile Technologies segment EBITDA increased $0.8 million, or 11%, due to the increased revenue within our injectable and blow-fill-seal offerings, as well as fixed overhead cost savings initiatives implemented throughout the segment. Within Packaging Services, EBITDA decreased $1.7 million, or 41%, due to lower demand at our North American and European commercial packaging operations resulting from customer volume declines and the absence of non-recurring H1N1 volumes which the Company realized in the prior fiscal year.

Results of Operations – Nine Months Ended March 31, 2011

Net revenue for the nine months ended March 31, 2011 of $1,191.5 million decreased 3%, or $32.5 million, compared to the same period in fiscal 2010. The stronger U.S. dollar negatively impacted our revenue by 2%, or $23.8 million. Excluding the impact of foreign exchange rates, net revenue decreased by $8.7 million, or 1%, primarily due to decreased demand within Packaging Services and Sterile Technologies, partially offset by volume increases within the Oral Technologies and Development & Clinical Services segments. The decrease in Packaging Services revenue was driven by reduced demand for commercial packaging services, partially attributable to non-recurring H1N1 flu related volumes that the Company realized in same period in the prior fiscal year as a result of the H1N1 pandemic. The Sterile Technologies decline was also primarily attributable to non-recurring H1N1 flu related volumes form the prior fiscal year, as well as certain customer volume declines within the blow-fill-seal technology platform. The Oral Technologies increase was a result of stronger demand for prescription softgel and controlled release products within several North American and European facilities, partially offset by near term decreased market demand for our customers’ products which utilize our Zydis™ platform. The Development & Clinical Services volume increase was primarily related to strong demand for biologics and clinical services within North America and Europe.

Gross margin of $363.8 million for the nine months ended March 31, 2011 increased by 5%, or $18.6 million, compared to the same period a year ago. The stronger U.S. dollar negatively impacted our gross margin by 2%, or $7.5 million. Excluding the impact of foreign exchange rates, the increase in gross margin of $26.1 million was primarily due to favorable product mix related to revenue increases within the Oral Technologies segment and the increased demand for biologics and clinical services within the Development and Clinical Services segment.

SG&A expenses of $221.8 million for the nine months ended March 31, 2011 increased by less than 1%, or $1.0 million, compared to the same period of fiscal 2010. The U.S. dollar fluctuation decreased selling, general and administrative expense by 3%, or $6.0 million. Excluding the impact of foreign exchange rates, SG&A expenses increased by $7.0 million, or 3%, compared to the same period in the prior year, principally attributable to an increase in research and development spending within our segments as compared to the same period in the prior year and investments in our sales and marketing function.

EBITDA from continuing operations for the nine months ended March 31, 2011 was $185.9 million, an increase of $233.3 million compared to the same period of fiscal year 2010, primarily due to non-cash goodwill and other asset impairment charges of $221.8 million taken in the prior fiscal year. Excluding the non-cash asset impairment charges, EBITDA increased $11.5 million over the comparable prior year period. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA increased $15.7 million, or 8%, due to demand increases for prescription and consumer health softgel and controlled release products, as well as favorable product mix at several facilities, partially offset by the decreased demand for Zydis products. Development and Clinical Services EBITDA increased $5.1 million, or 25%, as a result of stronger demand for clinical and biologics services projects. The Sterile Technologies segment EBITDA decreased $4.2 million, or 16%, as compared to prior year due to volume declines within the segment’s injectable and blow-fill-seal offerings. Within Packaging Services, EBITDA decreased $7.4 million, or 64%, primarily related to lower demand at our North American and European commercial packaging operations partially attributable to the non-recurring H1N1 flu volumes in the prior fiscal year, partially offset by the implementation of manufacturing indirect and selling, general and administration cost saving initiatives implemented across the segment.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes and depreciation and amortization and is adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under US U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Management believes these non-GAAP financial measures provide useful supplemental information for its investors’ evaluation of the Company’s business performance and are useful for period-over-period comparisons of the performance of the Company’s business.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented. Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/ (loss) from continuing operations. Included in this release is a reconciliation of net (loss)/earnings from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Tuesday, May 10, 2011, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,000 people at 29 facilities worldwide and generated more than $1.7 billion in fiscal 2010 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended March 31,	Quarter Ended March 31,	Increase / (Decrease)
	2011	2010	$	%
Net revenue	$417.5	$412.2	$5.3	1.3%
Cost of products sold	276.8	284.3	(7.5)	-2.6%

Gross margin	140.7	127.9	12.8	10.0%
Selling, general and administrative expenses	79.3	79.0	0.3	0.4%
Impairment charges and (gain)/loss on sale of assets	3.0	(0.2)	3.2	N.M.
Restructuring and other	3.9	7.1	(3.2)	-45.1%
Property and casualty losses	1.1	—	1.1	N.M.

Operating earnings/(loss)	53.4	42.0	11.4	27.1%
Interest expense, net	39.7	37.3	2.4	6.4%
Other (income)/expense, net	11.6	—	11.6	N.M.

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	2.1	4.7	(2.6)	N.M.
Income tax expense/(benefit)	7.9	7.5	0.4	5.3%

Earnings/(loss) from continuing operations	(5.8)	(2.8)	(3.0)	N.M.
Earnings/(loss) from discontinued operations, net of tax	(6.7)	0.6	(7.3)	N.M.

Net earnings/(loss)	(12.5)	(2.2)	(10.3)	N.M.
Less: Net earnings/(loss) attributable to noncontrolling interest	1.8	1.2	0.6	50.0%

Net earnings/(loss) attributable to Catalent	$(14.3)	$(3.4)	$(10.9)	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended March 31,	Quarter Ended March 31,	Increase / (Decrease)
	2011	2010	$	%
Oral Technologies
Net revenue	$288.0	$278.3	$9.7	3.5%
Segment EBITDA	85.6	76.3	9.3	12.2%

Sterile Technologies
Net revenue	54.1	51.6	2.5	4.8%
Segment EBITDA	8.1	7.3	0.8	11.0%

Packaging Services
Net revenue	38.2	50.3	(12.1)	-24.1%
Segment EBITDA	2.4	4.1	(1.7)	-41.5%

Development & Clinical Services
Net revenue	43.1	39.7	3.4	8.6%
Segment EBITDA	7.9	7.0	0.9	12.9%

Inter-segment revenue elimination	(5.9)	(7.7)	1.8	-23.4%

Unallocated Costs	(33.6)	(23.5)	(10.1)	43.0%

Combined Total
Net revenue	417.5	412.2	5.3	1.3%
EBITDA from continuing operations	$70.4	$71.2	$(0.8)	-1.1%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Nine Months Ended March 31, 2011	Nine Months Ended March 31, 2010	Increase / (Decrease)
			$	%
Net revenue	$1,191.5	$1,224.0	$(32.5)	-2.7%
Cost of products sold	827.7	878.8	(51.1)	-5.8%

Gross margin	363.8	345.2	18.6	5.4%
Selling, general and administrative expenses	221.8	220.8	1.0	0.5%
Impairment charges and (gain)/loss on sale of assets	3.1	230.1	(227.0)	-98.7%
Restructuring and other	14.0	12.8	1.2	9.4%
Property and casualty losses	1.1	—	1.1	N.M.

Operating earnings/(loss)	123.8	(118.5)	242.3	N.M.
Interest expense, net	121.4	122.2	(0.8)	-0.7%
Other (income)/expense, net	24.9	20.9	4.0	19.1%

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(22.5)	(261.6)	239.1	-91.4%
Income tax expense/(benefit)	18.5	15.3	3.2	20.9%

Earnings/(loss) from continuing operations	(41.0)	(276.9)	235.9	-85.2%
Earnings/(loss) from discontinued operations, net of tax	(6.5)	(19.6)	13.1	-66.8%

Net earnings/(loss)	(47.5)	(296.5)	249.0	-84.0%
Less: Net earnings/(loss) attributable to noncontrolling interest	2.5	0.3	2.2	N.M.

Net earnings/(loss) attributable to Catalent	$(50.0)	$(296.8)	$246.8	-83.2%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Nine Months Ended March 31, 2011	Nine Months Ended March 31, 2010	Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	$793.5	$787.6	$5.9	0.7%
Segment EBITDA	204.3	188.6	15.7	8.3%

Sterile Technologies
Net revenue	161.4	173.8	(12.4)	-7.1%
Segment EBITDA	21.6	25.8	(4.2)	-16.3%

Packaging Services
Net revenue	126.2	161.0	(34.8)	-21.6%
Segment EBITDA	4.1	11.5	(7.4)	-64.3%

Development & Clinical Services
Net revenue	128.7	122.1	6.6	5.4%
Segment EBITDA	25.5	20.4	5.1	25.0%

Inter-segment revenue elimination	(18.3)	(20.5)	2.2	-10.7%

Unallocated Costs	(69.6)	(293.7)	224.1	-76.3%

Combined Total
Net revenue	1,191.5	1,224.0	(32.5)	-2.7%
EBITDA from continuing operations	$185.9	$(47.4)	$233.3	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months	Quarter Ended	Twelve Months
	March 31, 2010	June 30, 2010	Sept 30, 2010	Dec 31, 2010	Ended Dec. 31, 2010	March 31, 2011	Ended March 31, 2011
Earnings/(loss) from continuing operations	(2.8)	10.0	(28.8)	(6.4)	(28.0)	(5.8)	(31.0)
Interest expense, net	37.3	38.8	40.6	41.1	157.8	39.7	160.2
Income tax (benefit)/provision	7.5	6.3	1.4	9.2	24.4	7.9	24.8
Depreciation and amortization	30.4	31.0	28.9	30.2	120.5	30.4	120.5
Noncontrolling interest	(1.2)	(2.3)	0.8	(1.4)	(4.1)	(1.8)	(4.7)

EBITDA from continuing operations	71.2	83.8	42.9	72.7	270.6	70.4	269.8

Equity compensation	1.0	1.4	1.4	1.0	4.8	0.9	4.7

Impairment charges and (gain)/loss on sale of assets	(0.2)	4.7	0.6	(0.5)	4.6	3.0	7.8
Restructuring and special items	12.4	13.6	8.0	6.7	40.7	7.7	36.0
Property and casualty losses	—	—	—	—	—	1.1	1.1
Foreign Exchange loss(gain) (included in other, net) (1)	0.1	(21.9)	10.6	1.5	(9.7)	11.2	1.4
Other adjustments	0.8	1.7	0.4	0.3	3.2	—	2.4
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0

Subtotal	87.8	85.8	66.4	84.2	324.2	96.8	333.2
Estimated cost savings					—		—

Adjusted EBITDA	87.8	85.8	66.4	84.2	324.2		333.2

(1)	The twelve months ended March 31, 2011 included $31.3 million of unrealized foreign currency exchange rate gains primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. These unrealized gains were offset by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $23.9 million and $8.9 million, respectively, These inter-company foreign exchange gains and losses were offset by $0.1 million of unrealized gains from our interest rate swap derivative agreements. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	As of March 31, 2011	As of June 30, 2010
ASSETS
Current assets:
Cash and equivalents	$200.7	$164.0
Trade receivables, net	241.0	236.7
Inventories, net	143.8	136.5
Prepaid expenses and other	87.5	92.7
Assets held for sale	48.0	52.6

Total current assets	721.0	682.5

Property and equipment, net	742.1	719.4

Other non-current assets, including intangible assets	1,376.8	1,325.5

Total assets	$2,839.9	$2,727.4

LIABILITIES and SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$28.5	$30.2
Accounts payable	122.1	120.3
Other accrued liabilities	228.1	217.1
Liabilities held for sale	10.9	14.4

Total current liabilities	389.6	382.0
Long-term obligations, less current portion	2,306.0	2,239.8
Other non-current liabilities	382.2	369.1

Commitments and contingencies

Noncontrolling interest	(2.4)	(1.5)
Total Catalent shareholder’s (deficit)/equity	(235.5)	(262.0)

Total liabilities and shareholder’s equity	$2,839.9	$2,727.4

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Nine Months Ended March 31, 2011	Nine Months Ended March 31, 2010
Cash flows from operating activities
Net cash provided by/(used in) operating activities from continuing operations	$96.6	$174.9
Net cash provided by/(used in) operating activities from discontinued operations	(5.1)	(4.6)

Net cash provided by/(used in) operating activities	91.5	170.3

Cash flows from investing activities
Proceeds from sale of assets	4.5	0.6
Additions to property and equipment	(54.6)	(43.9)

Net cash provided by/(used in) investing activities from continuing operations	(50.1)	(43.3)
Net cash provided by/(used in) investing activities from discontinued operations	(1.1)	5.2

Net cash provided by/(used in) investing activities	(51.2)	(38.1)

Cash flows from financing activities
Net change in short term borrowings	(3.1)	(3.1)
Repayments of revolver credit facility	—	(36.0)
Borrowings from revolver credit facility	—	—
Reduction of long term obligations	(17.8)	(14.8)
Equity contribution (redemption)	3.7	0.5
Payment of dividend	(2.6)	(1.7)

Net cash provided by/(used in) financing activities from continuing operations	(19.8)	(55.1)
Net cash provided by/(used in) financing activities from discontinued operations	—	—

Net cash provided by/(used in) financing activities	(19.8)	(55.1)

Effect of foreign currency translation on cash	16.2	(4.2)

Net increase/(decrease) in cash and equivalents	36.7	72.9

Cash and equivalents at beginning of period	164.0	63.9

Cash and equivalents at end of period	$200.7	$136.8